                                                            File No. 333-12451
                                                            Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 26, 1996

                            CORPORATE EXPRESS, INC.

            $325,000,000 4 1/2% CONVERTIBLE NOTES DUE JULY 1, 2000

                       9,750,975 SHARES OF COMMON STOCK

  This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated December 26, 1996 (the "Prospectus") relating to the potential sale from time to time of up to $325,000,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

  The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented:

                          PRINCIPAL
                            AMOUNT
                           OF NOTES               NUMBER OF
                         BENEFICIALLY             CONVERSION
                          OWNED AND   PERCENT OF    SHARES
                           THAT MAY   OUTSTANDING  THAT MAY
       NAME(1)             BE SOLD       NOTES    BE SOLD(2)
       -------           ------------ ----------- ----------
Farvane Limited.........  $   66,000        *        1,980
Highbridge Capital
 Corporation............   3,195,000        *       95,860
Lehman Brothers Inc. ...   3,500,000      1.1%     105,010
Montgomery
 Securities(3)..........     125,000        *        3,750
Morgan Stanley & Co.
 Incorporated...........   6,815,000      2.0      204,470
Reliant Trading.........  15,000,000      4.6      450,045
Reserve Convertible
 Securities Fund........     375,000        *       11,251
Shepherd Investments
 International, Ltd. ...  15,000,000      4.6      450,045
The Catalyst Fund
 (Bermuda) L.P..........      25,000        *          750
Toronto Dominion (NY)
 Inc. ..................  14,200,000      4.4      426,043
Tour Societe Generale
 Bonafide Arbitrage.....   2,250,000        *       67,507

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 *  Less than 1.0%.
(1) The information set forth herein is as of February 12, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

(3) Montgomery Securities served as one of the Managers for the private placement of the Notes and served as a financial advisor to the Company and as an underwriter in prior public offerings of the Company's securities.

    The line items "Alex. Brown & Sons Incorporated(3) . . . . . $2,475,000, *,
49,500", "Fleet Maritime Inc. (Catalyst) . . . . . 236,000, *, 4,720",
"GMG/Seneca Opportunity Catalyst . . . . . 269,000, *, 5,380", "Robertson,
Stephens & Co., Inc., L.L.P.  . . . . . 390,000, *, 7,800" and "The Catalyst
Fund, L.P. . . . . 622,000, *, 12,440" contained in the table set forth in the
Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

   Alex. Brown & Sons Incorporated(3)................ $4,594,000 1.4% 137,834(8)
   Fleet Maritime Inc. (Catalyst)....................    341,000   *   10,231(8)
   GMG/Seneca Opportunity Fund, L.P. (Catalyst)......    466,000   *   13,981(8)
   Robertson Stephens & Co., LLP.....................  1,390,000   *   41,704(8)
   The Catalyst Fund, L.P............................    629,000       18,872(8)

  --------
   (8) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 21, 1997